Exhibit 99.1

Contacts:	Michael Mitchell (Media)	Dexter Congbalay (Investors)
	+1-847-646-4538	+1-847-646-5494
	news@kraftfoods.com	ir@kraftfoods.com

GROWTH STRATEGY FOR MONDELĒZ INTERNATIONAL

UNVEILED AT BARCLAYS CAPITAL BACK TO SCHOOL CONSUMER CONFERENCE

•	Company Details Strategies to Unleash a Global Snacking Powerhouse and Deliver Top-Tier Financial Performance
•	Outlines Long-Term Targets of 5-7% Organic Net Revenue[1] Growth and Double-Digit Operating EPS[1] Growth on a Constant-Currency Basis
•	Provides 2013 Outlook of 5-7% Organic Net Revenue Growth and Operating EPS of $1.50-$1.55

BOSTON, Sept. 6, 2012 – During a presentation at the Barclays Capital Back to School Consumer Conference today, Kraft Foods Chairman and CEO Irene Rosenfeld detailed the strategic growth priorities for Mondelēz International, Inc., the new global snacks company that will debut next month.

As previously announced, Kraft Foods Inc. plans to spin-off its North American grocery business, to be named Kraft Foods Group, Inc., at 5 p.m. EDT on Oct. 1, 2012. Following the spin-off, Kraft Foods Inc. will be renamed Mondelēz International, Inc.

“As our results show, we’ve significantly changed the trajectory of our business to deliver sustainable, profitable growth,” Rosenfeld said. “With the spin-off of our North American grocery business, we’re now ready to unleash a global snacking powerhouse that’s poised to deliver top-tier revenue and earnings growth.”

Unique Competitive Advantages

Rosenfeld outlined the profile of Mondelēz International and how it is uniquely positioned to win in the marketplace, with competitive advantages such as leading positions in fast-growing categories, an advantaged geographic footprint with significant exposure to Developing Markets, a portfolio of the world’s favorite snacks brands, proven global innovation platforms, strong routes to market and world-class talent and capabilities.

The leaders of the company’s Global Category Teams in Biscuits, Gum & Candy and Chocolate detailed several examples of how they are leveraging these competitive advantages in an integrated, cross-functional way to drive bigger, faster and more profitable growth.

[1]	Please see discussion of Non-GAAP financial measures at the end of this press release.

Delivering Top-Tier Results

Dave Brearton, Executive Vice President and CFO, highlighted the company’s growth algorithm and financial targets. “Over the long term, we’re targeting organic revenue growth of 5 to 7 percent and double-digit Operating EPS growth on a constant-currency basis. These rates are higher than our previous long-term targets for Kraft Foods prior to the spin.”

Brearton added, “For 2013, we expect to deliver results that are consistent with our long-term profile, specifically, organic net revenue growth of 5 to 7 percent and Operating EPS of $1.50 to $1.55, including a significant foreign exchange headwind of about 15 cents versus 2011 currency rates.”

Brearton also updated estimates for transaction-related and restructuring costs. Spin-off and debt-migration costs are expected to be in line with earlier guidance. However, restructuring costs at Mondelēz International are expected to be higher than earlier guidance, reflecting additional restructuring programs in the United States and Europe.

A live audio webcast of the presentations, including slides, is available in the Investor Center section of company’s web site, www.kraftfoodscompany.com, where it will be archived for one year following the webcast.

ABOUT KRAFT FOODS

Kraft Foods Inc. (NASDAQ: KFT) is a global snacks powerhouse with an unrivaled portfolio of brands people love. Proudly marketing delicious biscuits, confectionery, beverages, cheese, grocery products and convenient meals in approximately 170 countries, Kraft Foods had 2011 revenue of $54.4 billion. On Oct. 1, 2012, Kraft Foods Inc. will separate into two companies. Mondelēz International, Inc. will be a high-growth global snacks company with annual revenue of approximately $36 billion and several billion-dollar brands including Cadbury, Jacobs, LU, Milka, Nabisco, Oreo, Tang and Trident. The spin-off company, Kraft Foods Group, Inc. will be a high-margin North American grocery company with annual revenue of approximately $19 billion and billion-dollar brands including Kraft, Maxwell House, Oscar Mayer and Philadelphia. A leader in innovation, marketing, health & wellness and sustainability, Kraft Foods is a member of the Dow Jones Industrial Average, Standard & Poor’s 500, NASDAQ 100, Dow Jones Sustainability Index and Ethibel Sustainability Index. Visit www.kraftfoodscompany.com and www.facebook.com/kraftfoodscorporate.

FORWARD-LOOKING STATEMENTS

This press release contains a number of forward-looking statements. Words, and variations of words such as “plans,” “continue,” “expect,” “will,” “estimates” and similar expressions are intended to identify our forward-looking statements, including but not limited to, our strategies to deliver top-tier financial performance; long-term targets; 2013 outlook; plans to spin-off our North American grocery business; expectations to deliver sustainable, profitable growth; top-tier revenue and earnings growth; Mondelēz International’s profile; and transaction-related and restructuring costs. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause our actual results to differ materially from those indicated in our forward-looking statements. Such factors include, but are not limited to, our failure to successfully spin-off our North American grocery business, continued volatility of input costs, pricing actions, continued weak global economic conditions, risks from operating globally, increased competition and tax law changes. Please also see our risk factors, as they may be amended from time to time, set forth in our filings with the SEC, including our most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Kraft Foods disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

NON-GAAP FINANCIAL MEASURES

The company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”).

The company’s top-line measure is Organic Net Revenues, which excludes divestitures, currency and accounting calendar changes. The company uses Organic Net Revenues and corresponding metrics as non-GAAP financial measures. Management believes Organic Net Revenues better reflects the underlying growth from the ongoing activities of our business and provides improved comparability of results.

The company uses Operating EPS, which is defined as diluted EPS attributable to Mondelēz International from continuing operations excluding costs related to: the Integration Program; the Restructuring Program; and Spin-Off Costs. The company uses Operating EPS and corresponding metrics as non-GAAP financial measures. Management believes Operating EPS provides improved comparability of operating results.

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